Exhibit 99.1

MPLX LP and MarkWest Energy Partners, L.P. Announce Strategic Combination, Creating Fourth-Largest MLP

•                  Combination creates diversified MLP with $21 billion in market capitalization

•                  MPLX affirms its anticipated distribution growth of 29 percent this year and expects a 25 percent compound annual distribution growth rate for the combined entity through 2017 with a peer-leading growth profile thereafter

•                  Strong sponsor with substantial dropdown portfolio to support distribution growth

•                  Complementary assets and footprint to provide significant additional growth opportunities

•                  Committed to an investment grade credit profile

FINDLAY, Ohio, and DENVER, July 13, 2015 — MPLX LP (NYSE: MPLX) and MarkWest Energy Partners, L.P. (NYSE: MWE) (MarkWest) today announced they have signed a definitive merger agreement whereby MarkWest would become a wholly owned subsidiary of MPLX. The merger would be a unit-for-unit transaction, generally expected to be tax-free, plus a one-time cash payment to MarkWest unitholders, that implies a total enterprise value for MarkWest of approximately $20 billion, including the assumption of debt of approximately $4.2 billion, as of the close of trading on Friday, July 10, 2015.

Under the terms of the merger agreement, which was unanimously approved by the boards of directors of the general partners of MPLX and MarkWest, the common unitholders of MarkWest would receive 1.09 MPLX common units and a one-time cash payment of approximately $3.37 per MarkWest common unit, for total consideration of $78.64 per MarkWest common unit, based on fully diluted units currently outstanding and the closing price of MPLX’s units on July 10, 2015. MPLX’s sponsor, Marathon Petroleum Corporation (NYSE: MPC), would contribute $675 million of cash to MPLX to fund the one-time cash payment. In addition to the attractive premium of 32 percent based on the July 10, 2015, closing price of $59.75, MarkWest unitholders would participate in the combined partnership’s projected peer-leading distribution growth.

The proposed transaction combines the nation’s second-largest processor of natural gas and largest processor and fractionator in the Marcellus and Utica shale plays with a rapidly growing crude oil and refined products logistics partnership sponsored by MPC. The combination would create the fourth-largest master limited partnership (MLP) based on a market capitalization of $21 billion. MPLX Chairman and Chief Executive Officer Gary R. Heminger said that as part of the combination, MPLX affirms its anticipated distribution growth of 29 percent this year and expects a 25 percent compound annual distribution growth rate for the combined entity through 2017, with the capacity to support a peer-leading distribution growth profile for an extended period of time thereafter. “Our strategic combination with MarkWest would result in a large-cap, diversified MLP with an exceptional growth profile,” Heminger said. “This transaction creates a tremendous platform for the combined partnership to continue to grow distributable cash flow and creates significant long-term value for the unitholders.”

The complementary aspects of MarkWest’s, MPLX’s and MPC’s highly diverse asset base provide significant additional opportunities across multiple segments of the hydrocarbon value chain. The combined entity would further MarkWest’s leading midstream presence in the Marcellus and Utica shales by allowing it to pursue additional dynamic midstream projects. These large-scale strategic projects will allow producer customers to achieve the highest value for their growing production in these important shale regions. In addition, the combination provides significant vertical integration opportunities, as MPC is a large consumer of natural gas liquids.

Heminger noted that MarkWest’s $1.5 billion average annual capital investment program for the next five years, coupled with the inventory of MLP-qualifying earnings before interest, taxes, depreciation and amortization (EBITDA) of $1.6 billion at MPC, provides a clear path to the growth in distributable cash flows of the combined partnership. Additionally, incremental capital investment opportunities available to the partnership, either directly or through MPC, could double the organic growth currently planned. “MPC’s strong balance sheet and liquidity position will enable MarkWest to accelerate organic growth in some of the nation’s most economic and prolific natural gas resource plays that it may have been limited in pursuing otherwise,” Heminger said. He also affirmed MPLX’s commitment to maintain an investment grade credit profile for the combined partnership.

Frank Semple, MarkWest’s chairman, president and chief executive officer commented, “This powerful combination provides MarkWest with an investment grade balance sheet and a significant expansion of growth projects driven by MPC’s significant pipeline and refinery operations in the upper Midwest and the Gulf Coast. Our best-in-class midstream platform will provide the combined company with an extraordinary portfolio of integrated services and long-term growth opportunities.”

“This combination creates a unique new competitor in the midstream sector,” Heminger said. “We are thrilled to be joining forces with the MarkWest team, which has built a sterling reputation for customer service and its ability to execute on strategic growth projects. Frank and his management team have built one of the premier MLPs in the market today. The success of this combination centers on sustainable growth. MarkWest’s employees and management remain fundamental to that growth going forward.”

Heminger noted that the combination of MarkWest and MPLX eliminates the need for the recently proposed MPLX acquisition of MPC’s marine transportation assets in 2015. As a result, that transaction has been indefinitely deferred.

Following the completion of the transaction, MarkWest would become a wholly owned subsidiary of MPLX. The MarkWest executive team would become executive officers of MPLX in roles similar to their current responsibilities at MarkWest, reporting to Heminger, and would remain in Denver, Colo., where MPLX is committed to maintaining a significant presence. Semple will become Executive Vice Chairman of MPLX. In addition, two existing directors of MarkWest, including Semple, will be appointed to the board of directors of the general partner of MPLX and Semple will be appointed to the board of directors of MPC.

MarkWest’s Class A units, which are held by MarkWest subsidiaries, would receive newly created MPLX Class A units for each MarkWest Class A unit, and have substantially similar rights to the existing MarkWest Class A units. MarkWest’s Class B units, which are held by an affiliate of The Energy & Minerals Group (EMG), would receive newly created MPLX Class B units at a one-for-one exchange ratio and would have substantially similar rights to the existing

MarkWest Class B units. Upon the conversion of the MPLX Class B units into MPLX common units in 2016 and 2017, the Class B unitholders would receive 1.09 MPLX common units for each MPLX Class B unit, as well as cash equal to the per unit cash consideration payable to MarkWest’s common unitholders, from the $675 million funded by MPC for the one-time cash payment. In connection with the merger, EMG, which will be the second-largest equity holder behind MPC on a pro forma basis, has entered into a voting agreement in favor of the transaction. Upon completion of the transaction, MPC would continue to own the general partner of MPLX and approximately 19 percent of MPLX’s common units.

The transaction between MPLX and MarkWest, which is subject to approval by MarkWest unitholders and to customary closing conditions and regulatory approvals, is expected to close in the fourth quarter of 2015.

Conference Call

At 9 a.m. EDT (7 a.m. MDT) today, MPLX and MarkWest will hold a joint webcast and conference call to discuss this transaction. Interested parties may listen to the conference call by dialing (800) 475-0218 (passcode 9298228), access via webcast on MPLX’s website at http://www.mplx.com/ by clicking on the “Conference Call July 13” link in the “News and Headlines” section, or access via webcast on the MarkWest website at http://www.markwest.com by accessing the “Presentations & Webcasts” link located under the Investor Relations section. A replay of the conference call will be accessible on the MPLX and MarkWest websites, or by dialing (866) 347-5803 (no passcode required).

UBS Investment Bank acted as financial advisor and Jones Day acted as legal advisor to MPLX in connection with the transaction. Jefferies LLC acted as financial advisor and Cravath, Swaine & Moore LLP acted as legal advisor to MarkWest in connection with the transaction.

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About MPLX LP

MPLX is a fee-based, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. Headquartered in Findlay, Ohio, MPLX’s assets consist of a 99.5 percent equity interest in a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States and a 100 percent interest in a butane storage cavern located in West Virginia with approximately 1 million barrels of natural gas liquids storage capacity.

About MarkWest Energy Partners

MarkWest Energy Partners, L.P. is a master limited partnership that owns and operates midstream service businesses. MarkWest has a leading presence in many natural gas resource plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation.

MPLX Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

MPLX Media Contacts:
Chuck Rice (419) 421-2521
Jamal Kheiry (419) 421-3312

MarkWest Investor Relations and Media Contact:

Joshua Hallenbeck (866) 858-0482

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”), Marathon Petroleum Corporation (“MPC”), and MarkWest Energy Partners, L.P. (“MWE”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC, MPLX and MWE. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “objective,” “expect,” “forecast,” “plan,” “project,” “potential,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s or MWE’s actual results to differ materially from those in the forward-looking statements include: their ability to complete the proposed merger of MPLX and MWE on anticipated terms and timetable; the ability to obtain approval of the transaction by the unitholders of MWE and satisfy other conditions to the closing of the transaction contemplated by the merger agreement; the ability to obtain governmental approvals of the MPLX/MWE transaction based on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the MPLX/MWE transaction; the risk that the costs savings and any other synergies from the MPLX/MWE transaction may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MWE transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MWE or MPLX, as applicable; the adequacy of their respective capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute their respective business plans; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; each company’s ability to successfully implement its growth plan, whether through organic growth or acquisitions; modifications to earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX’s capital budget; other risk factors inherent to their industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the Securities and Exchange Commission (SEC); and the factors set forth under the heading “Risk Factors” in MWE’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the SEC. Factors that could cause MPC’s actual results to differ materially from those in the forward-looking statements include: risks described above relating to the MPLX/MWE proposed merger; changes to the expected construction costs and timing of pipeline projects; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; an easing or lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; MPC’s ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX’s Form 10-K, in MPC’s Form 10-K, or in MWE’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office. Copies of MWE’s Form 10-K are available on the SEC website, MWE’s website at http://investor.markwest.com or by contacting MWE’s Investor Relations office.

None of MPLX, MPC, or MWE undertake any duty to update any forward-looking statement except as required by law.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed transaction.  In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC and will include a proxy statement of MWE.  INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to unitholders of MWE.  Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from MPLX LP at its website, http://ir.mplx.com, or 200 E. Hardin Street, Findlay, Ohio 45840, Attention: Corporate Secretary, or from MWE at its website, http://investor.markwest.com, or 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, CO 80202, Attention: Corporate Secretary.

Participants in Solicitation

MPLX and MWE and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning MPLX participants is set forth in MPLX’s Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 27, 2015, and MPLX’s current report on Form 8-K, as filed with the SEC on March 9, 2015. Information concerning MWE’s participants is set forth in the proxy statement, dated April 23, 2015, for MWE’s 2015 Annual Meeting of Common Unitholders as filed with the SEC on Schedule 14A and MWE’s current reports on Form 8-K, as filed with the SEC on May 5, 2015, May 19, 2015 and June 8, 2015. Additional information regarding the interests of participants of MPLX and MWE in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.  These documents, when available, may be obtained free of charge from MPLX or MWE using the contact information above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.